As filed with the Securities and Exchange Commission on July 29, 2005
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SYBASE, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	94-2951005
(State of incorporation)	(IRS Employer Identification No.)
One Sybase Drive
Dublin, California 94568
(Address of Principal Executive Offices)
AMENDED AND RESTATED 2003 STOCK PLAN
AMENDED AND RESTATED 1991 EMPLOYEE STOCK PURCHASE PLAN
AMENDED AND RESTATED 1991 FOREIGN SUBSIDIARY EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plans)
Daniel R. Carl
Vice President, General Counsel and Secretary
SYBASE, INC.
One Sybase Drive
Dublin, California 94568
(Name and address of agent for service)
(925) 236-5000
(Telephone number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

Title of	Amount	Proposed Maximum	Proposed Maximum	Amount of
Securities to be	to be	Offering Price Per	Aggregate Offering	Registration
Registered	Registered	Share (1)	Price (1)	Fee
Common Stock, $.001 par value, issuable under the Sybase, Inc. Amended and Restated 2003 Stock Plan	4,047,318	$21.06	$85,236,517	$10,032.34

Common Stock, $.001 par value, issuable under the Amended and Restated 1991 Employee Stock Purchase Plan and Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan	1,600,000	$21.06	$33,696,000	$3,966.02

TOTAL	5,647,318	$21.06	$118,932,517	$13,998.36

(1)	Estimated solely for the purpose of calculating the registration fee, pursuant to Rule 457(c), on the basis of the average of the high and low sale prices of the Common Stock as reported on the New York Stock Exchange on July 25, 2005.

EXPLANATORY NOTE
     On May 27, 2004, the Company’s stockholders approved the Sybase, Inc. Amended and Restated 2003 Stock Plan (“Amended 2003 Plan”). At the Company’s 2005 Annual meeting on May 26, 2005 the Company’s stockholders approved amendments to the Amended 2003 Plan, including a 3,000,000 share increase to the share reserve (the “2005 Share Increase”).
Under the terms of the Amended 2003 Plan, any shares issuable pursuant to awards granted and outstanding under the Company’s 1996 Stock Plan, as amended; 1999 Nonstatutory Stock Plan, as amended; the Company’s 1992 Director Option Plan, and the Company’s 2001 Director Option Plan (the “Prior Plans”) that are forfeited or cancelled after March 25, 2004, or expire without delivery of shares, also shall be made available for grant under the Amended 2003 Plan. In addition to the 2005 Share Increase, as of June 30, 2005, an additional 1,047,318 shares have been added to the Amended 2003 Plan from the Prior Plans due to the forfeiture or cancellation of unexercised awards outstanding under the Prior Plans (the “Prior Plan Increase”). The amount of shares registered on this Form S-8 and the registration fee paid were calculated based on the sum of the 2005 Share Increase and the Prior Plan Increase.

SYBASE, INC.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.	The Company’s Quarterly Report on Forms 10-Q for the quarter ended March 31, 2005 filed pursuant to Section 13 of the Exchange Act.

3.	Current Report on Form 8-K, filed on July 22, 2005, provided no information other than the unaudited financial information contained in the tables entitled “Sybase, Inc. Condensed Consolidated Balance Sheets,” “Sybase, Inc. Condensed Consolidated Statements of Income (Unaudited),” “Sybase, Inc. Condensed Consolidated Statements of Cash Flows (Unaudited),” “Sybase, Inc. Consolidated Statement of Operations by Segment for the Three Months Ended June 30, 2005 (Unaudited)” and “Sybase, Inc. Consolidated Statement of Operations by Segment for the Six Months Ended June 30, 2005 (Unaudited)” included in Exhibit 99.1 to the Current Report on Form 8-K shall be incorporated by reference into this Form S-8.

4.	Current report on Form 8-K, filed on July 29, 2005 to disclose the Company entering into an Agreement and Plan of Merger to acquire Extended Systems Incorporated.

5.	The description of the Company’s Common Stock contained in the Company’s Form 8-A (File No. 0-19395), as amended, as declared effective by the Commission on August 13, 1991.

6.	The description of the Company’s Preferred Share Purchase Plan and Series A Participating Preferred Stock filed as Exhibit 3.3 to the Company’s Form 8-A filed with the Commission on August 5, 2002 and as amended by Amendment No. 1 on September 20, 2004, Amendment No. 2 on September 22, 2004, Amendment No. 3 on September 22, 2004, and Amendment No. 4 on February 17, 2005.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the filing date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     The opinion of counsel in Exhibit 5.1 was provided by Dan Cohen, Corporate Counsel for the company.

Item 6. Indemnification of Directors and Officers
          Section 145 of the Delaware General Corporation law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933 (the “Securities Act”). Article TENTH of the Registrant’s Certificate of Incorporation and Article VI of the Bylaws of the Registrant provide for the indemnification of certain agents to the maximum extent permitted by the Delaware General Corporation Law. Persons covered by these indemnification provisions include current and former directors, officers, employees and other agents of the Registrant, as well as persons who serve at the request of the Registrant as directors, officers, employees or agents of another enterprise. In addition, the Registrant has entered into agreements with its officers and directors that require the Registrant to indemnify its officers and directors to the maximum extent allowed under Delaware law.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit
Number	Description
4.1	Sybase, Inc. Amended and Restated 2003 Stock Plan

4.2	Amended and Restated 1991 Employee Stock Purchase Plan, as amended February 2, 2005, and Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan, as amended February 2, 2005.

5.1	Opinion of counsel as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2 (1)	Consent of counsel

24.1 (2)	Power of Attorney

(1)	See Exhibit 5.1

(2)	See page 6 of this Registration Statement on Form S-8
Item 9. Undertakings
     A. The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     H. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, State of California, on July 29, 2005.

SYBASE, INC.
By:	/S/ Daniel Carl

Daniel Carl
Vice President, General Counsel
and Secretary
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John S. Chen, Pieter Van der Vorst and Daniel Carl, jointly and severally, his or her attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment to this Registration Statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/S/ JOHN S. CHEN	Chairman of the Board,	July 29, 2005

(John S. Chen)	President, Chief Executive Officer
(Principal Executive Officer),
and Director

/S/ PIETER VAN DER VORST	Senior Vice President and	July 29, 2005

(Pieter Van der Vorst)	Chief Financial Officer
(Principal Financial Officer)

/S/ JEFFREY G. ROSS	Vice President and	July 29, 2005

(Jeffrey G. Ross)	Corporate Controller
(Principal Accounting Officer)

/S/ RICHARD C. ALBERDING	Director	July 29, 2005

(Richard C. Alberding)

/S/ CECILIA CLAUDIO	Director	July 29, 2005

(Cecilia Claudio)

/S/ L. WILLIAM KRAUSE	Director	July 29, 2005

(L. William Krause)

/S/ ALAN B. SALISBURY	Director	July 29, 2005

(Alan B. Salisbury)

/S/ JACK E. SUM	Director	July 29, 2005

(Jack E. Sum)

/S/ ROBERT P. WAYMAN	Director	July 29, 2005

(Robert P. Wayman)

/S/ LINDA K. YATES	Director	July 29, 2005

(Linda K. Yates)

SYBASE, INC.
REGISTRATION STATEMENT ON FORM S-8
EXHIBIT INDEX

Exhibit
Number	Description
4.1	Sybase, Inc. Amended and Restated 2003 Stock Plan

4.2	Amended and Restated 1991 Employee Stock Purchase Plan, as amended February 2, 2005, and Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan, as amended February 2, 2005.

5.1	Opinion of counsel as to legality of securities being registered

23.1	Consent of Independent Registered Public Accounting Firm

23.2 (1)	Consent of counsel

24.1 (2)	Power of Attorney

(1)	See Exhibit 5.1

(2)	See page 6 of this Registration Statement on Form S-8